AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-l OF

THE SARATOGA ADVANTAGE TRUST

Class A Shares

WHEREAS, The Saratoga Advantage Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, shares of beneficial interest of the Trust are currently divided into twenty-nine separate series, including the U.S. Government Money Market Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Mid Capitalization Portfolio, Small Capitalization Portfolio, International Equity Portfolio, Health & Biotechnology Portfolio, Technology & Communications Portfolio, Financial Services Portfolio, Energy & Basic Materials Portfolio, James Alpha Global Enhanced Real Return Portfolio (now known as James Alpha Macro Portfolio), James Alpha Global Real Estate Investments Portfolio, James Alpha Multi Strategy Alternative Income Portfolio, James Alpha Yorkville MLP Portfolio, James Alpha Family Office Portfolio, James Alpha Managed Risk Domestic Equity Portfolio, James Alpha Managed Risk Emerging Markets Equity Portfolio, James Alpha Hedged High Income Portfolio, James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio), James Alpha Event Driven Portfolio, James Alpha Total Hedge Portfolio, James Alpha Relative Value Portfolio, Conservative Balanced Allocation Portfolio, Moderately Conservative Balanced Allocation Portfolio, Moderate Balanced Allocation Portfolio, Moderately Aggressive Balanced Allocation Portfolio and Aggressive Balanced Allocation Portfolio (each a "Fund" and collectively the "Funds");

WHEREAS, the Board of Trustees of the Trust has previously adopted a Plan of Distribution pursuant to Rule 12b-1 under the Act (the "Plan") with respect to the U.S. Government Money Market Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Mid Capitalization Portfolio, Small Capitalization Portfolio, International Equity Portfolio, Health & Biotechnology Portfolio, Technology & Communications Portfolio, Financial Services Portfolio, Energy & Basic Materials Portfolio, James Alpha Global Enhanced Real Return Portfolio (now known as James Alpha Macro Portfolio), James Alpha Global Real Estate Investments Portfolio, James Alpha Multi Strategy Alternative Income Portfolio, James Alpha Yorkville MLP Portfolio, James Alpha Family Office Portfolio, James Alpha Managed Risk Domestic Equity Portfolio, James Alpha Managed Risk Emerging Markets Equity Portfolio, James Alpha Hedged High Income Portfolio, James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio), James Alpha Event Driven Portfolio, James Alpha Total Hedge Portfolio, and James Alpha Relative Value Portfolio;

WHEREAS, the Board of Trustees has determined that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its shareholders;

WHEREAS, the Trust, on behalf of the Funds, desires to amend and restate the Plan in its entirety in order to adopt the Plan to include certain additional series of the Trust not previously covered by the Plan, including Conservative Balanced Allocation Portfolio,

Moderately Conservative Balanced Allocation Portfolio, Moderate Balanced Allocation Portfolio, Moderately Aggressive Balanced Allocation Portfolio and Aggressive Balanced Allocation Portfolio;

WHEREAS, the Trust and Northern Lights Distributors, LLC (the "Distributor") have entered into a separate Distribution Agreement pursuant to which the Trust on behalf of each Fund has employed the Distributor in such capacity during the continuous offering of shares of the Trust.

NOW, THEREFORE, the Trust on behalf of each Fund hereby adopts, and Distributor and Saratoga Capital Management, LLC ("SCM") hereby agree to the terms of, this Amended and Restated Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions. The Plan is applicable solely to Class A Shares of each Fund.

1.                 The Trust shall pay, to the Distributor as the distributor of securities of which the Trust is the issuer, compensation for distribution of its shares at the annual rate of up to 0.25% of the average daily net assets of Class A shares of James Alpha Global Enhanced Real Return Portfolio (now known as James Alpha Macro Portfolio), James Alpha Global Real Estate Investments Portfolio, James Alpha Multi Strategy Alternative Income Portfolio, James Alpha Yorkville MLP Portfolio, James Alpha Family Office Portfolio, James Alpha Managed Risk Domestic Equity Portfolio, James Alpha Managed Risk Emerging Markets Equity Portfolio, James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio), James Alpha Event Driven Portfolio, James Alpha Total Hedge Portfolio, James Alpha Relative Value Portfolio, James Alpha Hedged High Income Portfolio, Conservative Balanced Allocation Portfolio, Moderately Conservative Balanced Allocation Portfolio, Moderate Balanced Allocation Portfolio, Moderately Aggressive Balanced Allocation Portfolio and Aggressive Balanced Allocation Portfolio and 0.40% of the average daily net assets of Class A shares of each other Fund. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to other broker-dealers or financial institutions who provide distribution services. In addition, up to 0.25% of Class A's average daily net assets may be paid directly to SCM with respect to all of the Funds and to James Alpha Advisors, LLC with respect to James Alpha Global Real Estate Investments Portfolio, James Alpha Global Enhanced Real Return Portfolio (now known as James Alpha Macro Portfolio), James Alpha Multi Strategy Alternative Income Portfolio, James Alpha Yorkville MLP Portfolio, James Alpha Family Office Portfolio, James Alpha Managed Risk Domestic Equity Portfolio, James Alpha Managed Risk Emerging Markets Equity Portfolio, James Alpha Hedged High Income Portfolio, James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio), James Alpha Event Driven Portfolio, James Alpha Total Hedge Portfolio, and James Alpha Relative Value Portfolio for marketing and support services.

2.                 The amount set forth in paragraph l of this Plan shall be paid for services of the Distributor and other broker-dealers it may select in connection with the distribution of the Trust's shares, including personal services to shareholders with respect to their holdings of Class A shares, and may be spent by the Distributor and such broker-dealers or financial institutions on any activities or expenses related to the distribution of the Trust's shares, including, but not limited to: compensation to, and expenses of, account executives or other employees of the Distributor, its affiliates or other broker-dealers or financial institutions; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the excess of the distribution expenses incurred by the Distributor or other broker-dealers over distribution revenues received by them). In addition, the amounts specified in paragraph 1 may be paid to SCM with respect to all of the Funds and to James Alpha Advisors, LLC with respect to James Alpha Global Real Estate Investments Portfolio, James Alpha Global Enhanced Real Return Portfolio (now known and James Alpha Macro Portfolio), James Alpha Multi Strategy Alternative Income Portfolio, James Alpha Yorkville MLP Portfolio, James Alpha Family Office Portfolio, James Alpha Managed Risk Domestic Equity Portfolio, James Alpha Managed Risk Emerging Markets Equity Portfolio, James Alpha Hedged High Income Portfolio, James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio), James Alpha Event Driven Portfolio, James Alpha Total Hedge Portfolio, and James Alpha Relative Value Portfolio for marketing and support services related to the distribution of Class A shares of each respective Fund, including the preparation of marketing material, provision of software to broker-dealers and sales support.

3.                 This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of the Trustees of the Trust including those Trustees who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interests in the operation of this Plan or any agreements related to it (the "Rule I2b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.                 This Plan shall continue in effect for one year from the date hereof and from year to year thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

5.                 The Distributor and SCM shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor and SCM to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required in paragraph 4 above hereof.

6.                 This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class A voting securities of each Fund, and any agreement under the Plan will terminate in the event of its assignment (as defined in the Act). In the event of any such termination or in the event of non renewal, each Fund shall have no obligation to pay expenses which have been incurred by the Distributor, SCM, James Alpha Advisors, LLC or other broker-dealers or financial institutions in excess of payments made by each Fund pursuant to the Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses sha11 be treated.

7.                 This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by a vote of at least a majority of the outstanding Class A voting securities of each Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.                 While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

9.                 Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

(signature page fo11ows]

IN WITNESS WHEREOF, the Trust and the Distributor have executed this Plan of Distribution as of March 1, 2004, and as amended and restated on December 29, 2017.

THE SARATOGA ADVANTAGE TRUST (TRUST)

By:

Bruce E. Ventimiglia

Title: Chairman, President & CEO

NORTHERN LIGHTS DISTRIBUTORS,

LLC (DISTRIBUTOR)

By:

Brian Nielsen

Title: Chief Executive Officer